Exhibit 10.4

Restricted Stock Unit Grant Agreement

Periodic Retention Grants

1. Grant. The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company (“Company”) has granted Restricted Stock Units with Dividend Equivalents (“RSUs”) to the named individual (“Grantee”). Each RSU entitles the Grantee to receive from the Company (i) one share of General Electric Company common stock, par value $0.06 per share, (ii) quarterly cash payments equivalent to the dividend paid to shareholders of such stock, each in accordance with the terms of this Grant, the GE 1990 Long Term Incentive Plan (“Plan”), and any rules and procedures adopted by the Committee.

2. Restricted Stock Units. The Company will deliver to the Grantee one share of General Electric Company common stock, par value $0.06 for each RSU of the Grant for which the restrictions set forth in paragraph 4 lapse in accordance with their terms.

3. Dividend Equivalents. Until the Grantee’s employment with the Company and its affiliates is terminated for any reason, or until such time as the following restrictions lapse, whichever occurs first, the Company will pay the Grantee a cash amount equal to the number of RSUs subject to restriction times the per share quarterly dividend payments made to shareholders of the Company’s Common Stock, with such payments to be made reasonably promptly after the payment date of each quarterly dividend.

4. Restrictions. Restrictions on the RSUs will lapse on the designated Restriction Lapse Dates only if the Grantee has been continuously employed by the Company or one of its affiliates to such dates. The Committee may, in circumstances determined in its sole discretion, provide for the lapse of the above restrictions at earlier dates. Notwithstanding the forgoing, restrictions on all RSUs will immediately lapse upon the Grantee’s termination of employment with the Company or any of its affiliates by reason of the Grantee’s death, provided the Grantee had been continuously employed as provided above to the date of termination.

5. Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Grantee. Also, any RSUs for which the restrictions do not lapse in accordance with the terms in paragraph 4 above shall be canceled.

6. Plan Terms. All terms used in this Grant have the same meaning as given such terms in the Plan. This grant incorporates and is subject to the provisions of the Plan, a copy of which will be furnished upon request, and such provisions shall be deemed a part of the Grant for all purposes.

7. Entire Agreement. This Grant, and any documents expressly incorporated herein, contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized office of the Company and delivered to the Grantee.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.